Exhibit 10.16

Employment Agreement

Paulo Ferro

THIS EMPLOYMENT AGREEMENT, (this “Agreement” is entered into effective as of May 31st, 2016. as a condition of my employment with Drone USA, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company.

1. Employment. The Company hereby agrees to employ me as Chief Strategy Officer and I hereby agree to work for the Company upon the terms and conditions set forth herein. In addition, I will serve as a member of the Company’s Board of Directors while I am employed by the Company and until my earlier resignation or removal. Paulo’s employment will commence on July 10, 2016.

2. Term — Initial Term and At-Will Employment. - Subject to earlier termination in accordance with Section 6 below, this Agreement will be effective on the date set forth above ( the “effective date”) and will have an initial term of three (3) years (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall continue on an “At-Will” basis, subject to Section 6. I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY, FOLLOWING THE INITIAL TERM, IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ACKNOWLEDGE THAT, FOLLOWING THE INITIAL TERM. THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

3. Scope of Duties; Representations and Warranties.

(a)  I will have such duties as are assigned or delegated to me by the Board of Directors of the Company and will initially serve as Chief Strategy Officer of the Company. It is understood and agreed that I shall work primarily from my home in Rancho Palos Verdes, CA, 90275 but shall be reasonably available for company or other meetings from time to time,

(b)  I represent and warrant that by my execution and delivery of this Agreement I do not, and the performance of my obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (1) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to me, (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which I am a party or by which I am or may be bound.

4. Compensation.

(a)  The Company shall initially pay me base compensation of Four Hundred Thousand Dollars ($400,000) per year, subject to adjustment as provided below, which will be payable in equal periodic installments according to the Company’s customary payroll practices, but no less frequently than bi-monthly. My base compensation will be reviewed by the management of the Company not less frequently than annually, and following the Initial Term, may be adjusted upward or downward in the sole discretion of the management of the Company.

(b)  In addition to my base compensation the Company shall pay me a signing bonus of One Hundred Thousand Dollars ($100,000), payable during the first year of my employment.

(c)  As additional consideration under this Agreement, the Company will grant me Seven Million Five Hundred Thousand (7,500,000) shares of its common stock. The shares granted are subject to the insider bleed out rule 144 SEC.

5. Fringe Benefits; Expenses.

(a)  So long as I am employed by the Company, I will be eligible to participate in all employee benefit plans sponsored by the Company for its employees in accordance with the Company’s policies, including but not limited to vacation policy, sick leave and disability leave, life insurance, family health insurance, dental insurance; provided, however, that the nature, amount and limitations of such plans shall be determined from time to time by the Board of Directors of the Company based on legally imposed penalties under the Internal Revenue Code of 1986, as amended. Initially, I understand that my family will be provided with a 52,000,000 term life insurance policy on myself and a $500,000 term policy on my wife.

(b)  The Company shall reimburse me for all approved reasonable business expenses, incurred by me in the scope of my employment; provided, however, I must file expense reports with respect to such expenses in accordance with the Company’s policies as are in effect from time to time. I shall be entitled to travel business or first class, provided with a company car, telephone and credit card.

(c)  Paulo will be eligible to participate in the company 401K plan. The company will match Paulo’s contributions to the maximum the law will permit.

(d)  I am entitled to four weeks paid vacation. 1 will also be entitled to the paid holidays and other paid leave set forth in the Company’s policies.

6. Termination. I agree that my employment may be terminated by the Company without “Cause” at any time, subject to the terms of this Section 6. Such termination shall be effective upon delivery of written notice to me of the Company’s election to terminate my employment under this Section 6.

(a)  Termination Without Cause. In the event that my employment is terminated by the Company without Cause, the Company shall, subject to the terms of subsection (e) of this Section 6 below, (i) pay to me an amount equal to the cash balance due for the Initial Tenn (ii) continue to provide benefits in the amounts provided up to the date of termination of the initial term, including continuation of any Company-paid benefits as described in Section 5 for me and my family.

(b)  Disability; Death. If at any time during the term of this Agreement, I am unable due to physical or mental disability to perform effectively my duties hereunder, the Company shall continue payment of compensation as provided in Section 6 for the initial term. If 1 should die during the term of this Agreement, my employment and the Company’s obligations hereunder shall terminate as of the day that my death occurs and there will be no salary, wages and benefit continuation period since the Company has provide for such event in the form of a term life insurance policy in the amount of $2.000,000 pursuant to Section 4 above.

(c)  Securities Matters. I agree that I will sign any lock-up letters, standstill agreements, or other similar documentation required by an underwriter in connection with a financing by the Company or take other actions reasonably related thereto as requested by the Board of Directors of the Company. In addition, I agree that in such event the Company can seek and obtain specific performance of such covenant, including any injunction requiring execution of such documents and the taking of such actions, and I hereby appoint the then current president of the Company to sign any such documents on my behalf so long as such documents are prepared on the same basis as other management shareholders generally.

(d)  Waiver and Release. In the event that my employment is terminated by the Company without Cause, I agree to accept, in full settlement of any and all claims, losses, damages and other demands which I may have arising out of such termination, as liquidated damages and not as a penalty, the applicable amounts payable to me as set forth in this Section 6. I hereby waive any and all rights I may have to bring any cause of action or proceeding contesting any termination without Cause.

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7. Confidential Information.

(a)  Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or others who were under confidentiality obligations as to the item or items involved. Further Confidential Information does not include information that is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction.

(b)  Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

(c)  Continuing Obligations. The obligations of this Section 7 shall survive the expiration or termination of this Agreement.

8. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns

9. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

10. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into. and I agree I will not enter into, any oral or written agreement in conflict herewith.

11. General Provisions.

(a)   Governing Law; and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without reference to principles of conflicts of laws. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the State or Federal Courts located in the State of California. Each of the parties hereto waives to the extent permitted under applicable law, any right each may have to assert the doctrine of forum non-conveniens or to object to venue to the extent any proceeding is brought in accordance with this section relating to this Agreement.

(b)   Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in duties, salary or compensation will not affect the validity or scope of this Agreement.

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(c) Severability. If one more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors. administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(f) Waiver and Amendments: Cumulative Rights and Remedies.

i.)   This Agreement may be amended. modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

ii.)   No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

iii.)   The Employees obligations to the Company and the Company’s rights and remedies hereunder are in addition to all other obligations of the Employee and rights and remedies of the Company created pursuant to any other agreement.

(g) Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

12. Corporate Guarantee

The undersigned Michael Bannon and Dennis Antoneles hereby personally and unconditionally guarantee and promise to pay or perform any and all obligations listed above for two full years. Mike and Dennis will share the personal guarantee 50-50. Drone USA Inc. hereby unconditionally guarantees and promises to pay or perform any and all obligation listed above for the remaining 3rd year. When Paulo cashes in his stock, Mike and Dennis’ guarantee obligation will reduce dollar for dollar.

Employee	Employer
Drone USA, Inc.

/s/ Paulo Ferro	/s/ Michael Bannon
Paulo Ferro	Michael Bannon, Chairman of the Board & CEO

Personal Guarantee

/s/ Michael Bannon
Michael Bannon,

Personal Guarantee

/s/ Dennis Antoneles
Dennis Antoneles,

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